Exhibit 4.12
SERIES A PREFERRED STOCK PURCHASE AGREEMENT
     This Series A Preferred Stock Purchase Agreement (this “Agreement”), dated as of April 30, 2009, is made by and among ComVest NationsHealth Holdings, LLC, a Delaware limited liability company (“Parent”), and NationsHealth, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
     WHEREAS, concurrently with the execution of this Agreement, Parent, NationsHealth Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and the Company have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”);
     WHEREAS, pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”);
     WHEREAS, in connection with the Merger Agreement and subject to the terms of this Agreement, the Company desires to issue and sell to Parent, and Parent desires to purchase from the Company, shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”);
     WHEREAS, the rights, preferences and privileges of the Series A Preferred Stock are set forth in the Company’s Third Amended and Restated Certificate of Incorporation in substantially the form attached hereto as Exhibit A (the “Amended and Restated Certificate of Incorporation”), which shall be filed with the Secretary of State of the State of Delaware by the Company and in effect immediately prior to the Effective Time pursuant to the Merger Agreement;
     WHEREAS, in connection with Merger and at the Effective Time, Parent will receive 41,666,667 shares of Series A Preferred Stock from the Company in connection with the transactions contemplated herein;
     WHEREAS, the Company will issue 25,000,000 shares of Series A Preferred Stock in connection with the conversion of the Bridge Loan to the holders thereof pursuant to the terms and conditions set forth in the Bridge Loan Documents;
     WHEREAS, Timothy Fairbanks will receive 1,250,000 shares of Series A Preferred Stock (the “Fairbanks Shares”) from the Company in connection with the transactions contemplated by that certain Series A Preferred Stock Purchase Agreement, dated April 30, 2009, by and between the Company and Timothy Fairbanks; and

     WHEREAS, concurrently with the execution of this Agreement and in connection with the Merger Agreement, (a) each of the Company, Parent, Glenn Parker, Timothy Fairbanks, Lewis Stone, Mark Lama, RGGPLS, LLC, a Delaware limited liability company, and MHR has entered into that certain (i) Voting Agreement in substantially the form attached hereto as Exhibit B (the “Voting Agreement”), (ii) Investor Rights Agreement in substantially the form attached hereto as Exhibit C (the “Investor Rights Agreement”), and (iii) Right of First Refusal and Co-Sale Agreement in substantially the form attached hereto as Exhibit D (the “Right of First Refusal and Co-Sale Agreement”); (b) the Company and each member of the Company’s Board of Directors to be elected as the Effective Time have entered into Indemnification Agreements in substantially the form attached hereto as Exhibit E (the “Indemnification Agreements”); and (c) ComVest Investment Partners III, L.P. and its affiliates, successors and transferees (collectively, the “Guarantor”), and the Company have entered into a Management Agreement in substantially the form attached hereto as Exhibit F (the “Management Agreement”).
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE 1
PURCHASE AND SALE OF SERIES A PREFERRED STOCK
     1.1 Amended and Restated Certificate of Incorporation. Immediately prior to the Effective Time, the Company shall adopt and file the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which shall be the certificate of incorporation of the Surviving Corporation upon the consummation of the Merger and shall set forth, among other things, the rights, preferences and privileges of the Series A Preferred Stock.
     1.2 Purchase and Sale of Series A Preferred Stock; and Closing.
          (a) Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Parent shall purchase from the Company and the Company shall sell and issue to Parent 41,666,667 shares of the Company’s Series A Preferred Stock (the “Purchased Shares”) at a purchase price per share equal to $0.12, the aggregate amount of which equals the Remaining Investment Amount.
          (b) The closing of the purchase and sale of Purchased Shares pursuant to Section 1.2(a) (the “Closing”) shall take place at the Effective Time (the “Closing Date”) at the offices of McDermott, Will & Emery, 201 South Biscayne Boulevard, Suite 2200, Miami, Florida 33131, unless another time, date or place is agreed to in writing by the parties hereto. At the Closing, in exchange for the Remaining Investment Amount, which shall be made by wire transfer of immediately available funds to an account to be designated by the Company, the Company shall deliver to Parent a certificate representing the Purchased Shares.
          (c) At the Effective Time and in connection with the Merger, Parent shall invest the Remaining Investment Amount in the Company in exchange for the Purchased Shares, from which (i) Parent shall deposit the Aggregate Merger Consideration on behalf of Parent and the Company with the Paying Agent in accordance with Section 2.2 of the Merger Agreement in order to purchase all of the Shares (other than shares to be canceled in accordance with Section 2.1(c) of the Merger Agreement, the Dissenting Shares, the Purchased Shares hereunder and the Option Shares (as defined below) to be issued pursuant to the Preferred Stock Investment Option (if exercised), and the Rollover Shares), and Options, and (ii) Parent shall pay to the Company a cash amount equal to the Remaining Investment Amount minus the Aggregate Merger Consideration, which proceeds shall be used to pay the remaining Transaction Fees pursuant to Section 5.10 of the Merger Agreement and to fund the Company’s general business purposes, working capital, growth capital and capital expenditures after the Effective Time.

     1.3 Preferred Stock Investment Option; and Closing of Preferred Stock Investment Option.
          (a) During the period commencing on the date of this Agreement and ending on the first anniversary of the Closing Date, Parent shall have the right, but not the obligation, to purchase up to 16,666,667 shares of Series A Preferred Stock (the “Option Shares”), at one or more closings, at a purchase price of $0.12 per share (the “Preferred Stock Investment Option”). Parent shall give the Company written notice of the exercise of the Preferred Stock Investment Option.
          (b) Other than pursuant to and in accordance with the Preferred Stock Investment Documents, the Bridge Loan Documents and the transactions contemplated under the Merger Agreement, the Company shall not, by amendment of its certificate of incorporation or bylaws or through any consolidation, merger, reorganization, transfer of assets, or otherwise, avoid or seek to avoid the exercise by Parent of the Preferred Stock Investment Option.
          (c) Closings of the purchase and sale of the Option Shares hereunder may take place at any time and from time to time until the first anniversary of the Closing (each an “Additional Closing”). At each such Additional Closing, the Company will deliver to Parent a certificate representing the Option Shares purchased at each Additional Closing against payment of the purchase price determined by multiplying the number of Option Shares to be purchased by $0.12 per share by wire transfer of immediately available funds to an account to be designated by the Company.
     1.4 Certificates; Legends. All certificates representing the Purchased Shares and the Option Shares, if any (collectively, the “Parent Shares”), shall be endorsed with the following legend:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR STATE SECURITIES LAWS AND CANNOT BE OFFERED, SOLD, OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS AND REGULATIONS PROMULGATED THEREUNDER.
THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OR SERIES OF STOCK. THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS A STATEMENT OF THE PROVISIONS AND THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. ANY SUCH REQUEST SHOULD BE ADDRESSED TO THE SECRETARY OF THE COMPANY.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to Parent as of the date hereof and as of the Closing Date:
     2.1 Organization and Standing; Authority; Noncontravention.
          (a) The Company is a corporation validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          (b) Except as specifically set forth in Section 3.3(c) of the Company Disclosure Schedule and except for any agreements entered into in connection with the Rollover Financing, neither the execution and delivery of this Agreement by the Company nor the transactions contemplated herein, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any material provision of the Company’s organizational or governing documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 of the Merger Agreement and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 of the Merger Agreement are made, (x) conflict with or violate in any material respect any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien, other than the Permitted Liens, upon any of the respective properties or assets of, the Company or any of its Subsidiaries, in each case, in any material respect, under, any of the terms, conditions or provisions of any Contract or Permit, to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, other than, in each case, any such violation, conflict, default, termination, cancellation, acceleration or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     2.2 Valid Issuance of Shares. The Parent Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable, and free of any restrictions on transfer and encumbrances, other than those imposed by Law, this Agreement, the Merger Agreement, the Rollover Financing Documents, the Voting Agreement, the Right of First Refusal and Co-Sale Agreement, the Investor Rights Agreement, and the transactions contemplated herein or therein, or that result from any actions or inactions of Parent. Assuming the accuracy of the representation of Parent in Section 3.3 and subject to any filing required by any applicable Law, the Shares will be issued in compliance with all applicable Laws. The Surviving Corporation Common Stock issuable upon conversion of the Parent Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Amended and Restated Certificate of Incorporation, will be validly issued and outstanding, fully paid and nonassessable, free of any restrictions on transfer and encumbrances, other than those imposed by Law, this Agreement, the Merger Agreement, the Rollover Financing Documents, the Voting Agreement, the Right of First Refusal and Co-Sale Agreement, the Investor Rights Agreement, and the transactions contemplated herein or therein, or that result from any actions or inactions of Parent. Based in part upon the accuracy of the representation of Parent in Section 3.3, the Surviving Corporation Common Stock issuable upon conversion of the Parent Shares will be issued in compliance with all Laws.
     2.3 Capitalization. Immediately after the Effective Time, the conversion of the Bridge Loan into shares of Series A Preferred Stock, the issuance of the Purchased Shares, the issuance of the Fairbanks Shares, and the issuance of the Option Shares (if the Preferred Stock Investment Option is exercised in full), (a) the authorized capital stock of the Surviving Corporation shall consist of 300,000,000 shares of Surviving Corporation Common Stock and 150,000,000 shares of preferred stock, par value $0.01 per share (the “Surviving Corporation Preferred Stock”), of which 84,583,333 shares are designated as Series A Preferred Stock, and (b) 12,517,427 shares of Surviving Corporation Common Stock shall be issued and outstanding and 67,916,667 shares of Surviving Corporation Preferred Stock shall be issued and outstanding (of which 67,916,667 shares are Series A Preferred Stock) to the Persons set forth on Schedule 2.3 attached hereto, 24,328,112 shares of Surviving Corporation Common Stock will be reserved for issuance under the Surviving Corporation’s 2009 Stock Plan (of which 23,746,100 shares of Surviving Corporation Common Stock will be subject to outstanding Options granted under the Surviving Corporation Stock Plans), and 16,052,010 shares of Surviving Corporation Common Stock will be reserved for issuance upon conversion of the Notes and Warrants; provided, that the number of outstanding shares of Surviving Corporation Preferred Stock may decrease, based upon and pursuant to the exercise of less than the full amount of the Preferred Stock Investment Option and the outstanding shares of Surviving Corporation Common Stock may increase based upon and pursuant to the implementation of any anti-dilution protections and rights set forth in the Amended and Restated Certificate of Incorporation. The rights, preferences, privileges and restrictions of the Surviving Corporation Common Stock and the Series A Preferred Stock are as set forth in the Amended and Restated Certificate of Incorporation as to be filed with the Secretary of State of the State of Delaware at the Effective Time and the other Preferred Stock Investment Documents. All issued and outstanding shares of capital stock of the Surviving Corporation, when issued, sold and delivered, shall be duly authorized, are validly issued and are fully paid and nonassessable.

     2.4 Governmental Approvals. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated herein, do not and will not require any consent, approval, or other authorization of, or filing with, or notification to any Governmental Authority by the Company, other than as set forth in the Merger Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT
     Parent represents and warrants to the Company as of the date hereof and as of the Closing Date:
     3.1 Organization and Standing; Authority; Noncontravention.
          (a) Parent is a limited liability company validly existing and in good standing under the laws of the State of Delaware and has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Parent of this Agreement, and the consummation by it of the transactions contemplated herein, have been duly authorized and approved by its Board of Directors (or similar governing body) and equity holders and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action on the part of Parent or the equity holders thereof is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation by it of the transactions contemplated herein. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          (b) Except for any agreements entered into in connection with the Rollover Financing, neither the execution and delivery of this Agreement by Parent, nor compliance by Parent with any of the terms or provisions hereof, will (i) conflict with or violate any material provision of the organizational or governing documents of Parent or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 of the Merger Agreement have been received and the waiting periods referred to therein have expired, and any condition to the effectiveness of such consent, approval, authorization, or waiver has been satisfied and the filings referred to in Section 4.3 of the Merger Agreement are made, (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien, other than any Permitted Liens, upon any of the properties or assets of Parent under any of the terms, conditions or provisions of any Contract to which Parent is a party, or by which it or any of its properties or assets may be bound or affected, other than, in each case, any such violation, conflict, default, termination, cancellation, acceleration or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

     3.2 Governmental Approvals. The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated herein, do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Authority, by Parent other than as set forth in the Merger Agreement.
     3.3 Accredited Investor. Parent is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
     3.4 Restricted Securities. Parent understands that the Parent Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Parent’s representations as expressed herein. Parent understands that the Parent Shares are “restricted securities” under applicable Laws and that, pursuant to these Laws, Parent must hold the Parent Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Parent acknowledges that the Company has no obligation to register or qualify the Parent Shares, or the Common Stock into which the Parent Shares may be converted, for resale except as set forth in the Preferred Stock Investment Documents. Parent further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Parent Shares, and on requirements relating to the Company which are outside of Parent’s control, and which the Company is under no obligation and may not be able to satisfy. Parent understands that this offering is not intended to be part of the public offering, and that Parent will not be able to rely on the protection of Section 11 of the Securities Act.
ARTICLE 4
CONDITIONS TO CLOSING
     4.1 Conditions to Parent’s Obligations. Parent’s obligations to purchase the Purchased Shares at the Closing are subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
          (a) The closing of the Merger in accordance with the terms and conditions of the Merger Agreement.
          (b) The Amended and Restated Certificate of Incorporation as filed immediately prior to the Effective Time with the Secretary of State of the State of Delaware shall continue to be in full force and effect as of the Closing Date.

          (c) The representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct would not have a Company Material Adverse Effect (other than the representations and warranties contained in Section 2.1(a), which representations and warranties shall be true and correct in all respects).
          (d) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement and the other Preferred Stock Investment Documents at or prior to the Closing Date.
          (e) The Company and the stockholders signatory thereto shall have executed and delivered the Voting Agreement.
          (f) The Company and the stockholders signatory thereto shall have executed and delivered the Investor Rights Agreement.
          (g) The Company and the stockholders signatory thereto shall have executed and delivered the Right of First Refusal and Co-Sale Agreement.
          (h) The Company shall have executed and delivered the Indemnification Agreements to each of the members of the Surviving Corporation’s Board of Directors elected as of the Effective Time.
          (i) The Company shall have executed and delivered the Management Agreement to the Guarantor.
     4.2 Conditions to the Company’s Obligations. The Company’s obligations to issue and sell the Purchased Shares at Closing is subject to the satisfaction(or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
          (a) The closing of the Merger in accordance with the terms and conditions of the Merger Agreement.
          (b) The representations and warranties of Parent contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct would not have a Parent Material Adverse Effect (other than the representations and warranties contained in Section 3.1(a), which representations and warranties shall be true and correct in all material respects).
          (c) Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
          (d) Parent shall have converted all of the outstanding principal under the Bridge Loan into shares of Series A Preferred Stock pursuant to the terms of the Bridge Loan Documents.

          (e) Parent shall have executed and delivered the Voting Agreement.
          (f) Parent shall have executed and delivered the Investor Rights Agreement.
          (g) Parent shall have executed and delivered the Right of First Refusal and Co-Sale Agreement.
ARTICLE 5
TERMINATION
     This Agreement shall be automatically and immediately terminated in the event that the Merger Agreement, as it may be amended or modified from time to time, is terminated in accordance with its terms. In the event of termination of this Agreement, this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent or the Company or their respective directors, officers and Affiliates.
ARTICLE 6
MISCELLANEOUS
     6.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile (which is confirmed by an acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent, to: ComVest Investment Partners III, L.P. One North Clematis Suite 300 West Palm Beach, Florida 33401 Attention: Cecilio Rodriguez Facsimile: (561) 671-3225
     with a copy (which shall not constitute notice) to:

Foley & Lardner LLP 100 North Tampa Street Suite 2700 Tampa, Florida 33602 Attention: Steven W. Vazquez Facsimile: (813) 221-4217

If to the Company, to: NationsHealth, Inc. 13630 NW 8th Street Suite 210 Sunrise, Florida 33325 Attention: Chief Executive Officer Facsimile: (954) 903-5005
     with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
201 South Biscayne Boulevard
22nd Floor
Miami, Florida 33131
Phone: (305) 358-3500
Fax: (305) 347-6500
Attention: Ira J. Coleman, Esq.
               Frederic L. Levenson, Esq.
               Harris Siskind, Esq.

and

McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606
Phone: (312) 372-2000
Fax: (312) 984-7700
Attention: Helen R. Friedli, Esq.
          or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. In the event that an addressee of a notice or communication rejects or otherwise refuses to accept a notice or other communication delivered or sent in accordance with this Section 6.1, or if the notice or other communication cannot be delivered because of a change in address for which no notice was given, then such notice or other communication is deemed to have been received upon such rejection, refusal or inability to deliver.
     6.2 Amendments; Waivers. Any amendment or modification of or to any provision of this Agreement, and any consent to any departure of any party from the terms of any provision of this Agreement, shall be effective only if it is made or given in writing and signed by each party. Notwithstanding the foregoing sentence, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by any party entitled to the benefits thereof only by a written instrument signed by such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     6.3 Counterparts and Fax Signatures. This Agreement may be executed in two or more counterparts (including by means of fax or electronically transmitted portable document format (PDF) signature pages), each of which shall be deemed to be an original, but all of which together shall constitute and be one and the same instrument; provided, that fax or electronically transmitted signatures of this Agreement shall be deemed to be originals. Counterpart signatures need not be on the same page and shall be deemed effective upon receipt. This Agreement shall be valid upon the execution of the Company and Parent.
     6.4 Headings. All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of its provisions.
     6.5 Entire Agreement. This Agreement (including the exhibits and schedules hereto and any other documents and instruments referred to herein or contemplated hereby), constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof (including that certain Letter of Intent).
     6.6 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement. This Agreement is binding upon and inures to the benefit of the parties to this Agreement and their respective successors and permitted assigns.
     6.7 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     6.8 Schedules, Exhibits, Sections and Articles. All exhibits or schedules attached to this Agreement shall be deemed part of this Agreement and incorporated into this Agreement, as if fully contained in it. All references in this Agreement to an exhibit, section, article or schedule shall mean an exhibit, section, article or schedule to this Agreement (unless otherwise indicated). All references in this Agreement to this Agreement shall include all of the exhibits or schedules attached to this Agreement.

     6.9 Governing Law; Jurisdiction.
          (a) The laws of the State of Delaware (without giving effect to its conflicts of law principles) govern this Agreement and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby, including its negotiation, execution, validity, interpretation, construction, performance and enforcement.
          (b) The parties hereto hereby irrevocably submit to the federal and state courts located in the State of Delaware over any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action or proceeding brought in such court or any claim that such action or proceeding brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 6.1.
     6.10 Further Assurances. The Company and Parent, at the closing of the transactions contemplated hereby, or at any time or times thereafter, upon request of any party hereto, will execute such additional instruments, documents or certificates as either party deems reasonably necessary in order to effect the transactions contemplated hereby.
     6.11 Efforts. Each party hereto hereby agrees to take, or cause to be taken, all commercially reasonable actions, and do, or cause to be done, and to assist and cooperate with the other party hereto in doing all commercially reasonable things necessary, proper or advisable under applicable Laws, to consummate and make effective, the transactions contemplated hereunder.
     6.12 Successors and Assigns. This Agreement shall apply to, be binding in all respects upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign any of its rights under this Agreement without the prior written consent of each of the other parties.
     6.13 Transaction Costs. Except as set forth in the Merger Agreement, each party hereto shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel.

     6.14 Interpretation; Other.
          (a) Unless the context otherwise requires, any reference in this Agreement to gender includes all genders, and words imparting the singular number only include the plural and vice versa. Unless the context otherwise requires, all references in this Agreement to any “Article,” “Section,” “Schedule” or “Exhibit” are to the corresponding Article, Section, Schedule or Exhibit of this Agreement. Unless the context otherwise requires, the words “hereby,” “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to the provision in which such words appear. The word “including,” or any variation thereof, means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it. All references in this Agreement to specific Laws or to specific sections or provisions of Laws, apply to the respective federal, state, local, or foreign Laws that bear the names so specified and to any succeeding or amended Law, section, or provision corresponding thereto. Any reference in this Agreement to the “parties” to this Agreement means the signatories to this Agreement and their successors and permitted assigns, and does not include any third party.
          (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Series A Preferred Stock Purchase Agreement to be duly executed and delivered, as of the date first above written.

COMVEST NATIONSHEALTH HOLDINGS, LLC
By:	/s/ Jose Gordo
	Name:	Jose Gordo
	Title:	President

NATIONSHEALTH, INC.
By:	/s/ Glenn Parker
	Name:	Glenn Parker
	Title:	CEO